Exhibit 1.01

2018 Conflict Minerals Report

Lowe’s Companies, Inc. (the “Company” or “Lowe’s”) has included this Conflict Minerals Report as an exhibit to Form SD for the reporting period from January 1 to December 31, 2018, as provided for in Rule 13p-1 under the Securities Exchange Act of 1934, as amended. Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Lowe’s and its consolidated subsidiaries.

I.	Overview
Lowe’s has developed and implemented a reasonable and documented due diligence process, consistent with the Organisation for Economic Co-operation and Development (“OECD”) Guidelines, to determine the use, source, and origin of columbite-tantalite (also known as coltan), cassiterite, wolframite, gold and their derivatives tantalum, tin and tungsten (collectively, “3TG”) in our global product portfolio, and specifically, whether any of them originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

Based on the due diligence steps described in Section IV, we found no reasonable basis to conclude that the products in our global product portfolio were produced with 3TG sourced from smelters or refiners (“SORs”) that directly or indirectly financed or benefited armed groups within the Covered Countries.

II.     Product Description

Lowe’s evaluated the application of the terms “manufacture” and “contract to manufacture” (as used in Rule 13p-1) as they relate to the Company’s products, including products over which the Company may have specific influence in the manufacturing process and so may be products the Company is deemed to have “contracted to manufacture.” We then identified product groups for which 3TG may be necessary to the functionality or production. Lowe’s determined (i) it may have specific influence in the manufacturing process of, and therefore be deemed to have “contracted to manufacture,” products in the product groups listed in Attachment C to this Conflict Minerals Report and (ii) products in such product groups may include 3TG that is necessary to the functionality or production of those products.

III.     Reasonable Country of Origin Inquiry

Lowe’s conducted a good faith reasonable country of origin inquiry (“RCOI”) by sending out the Conflict Minerals Reporting Template (“CMRT”) and reviewing smelter certifications through our membership in the Responsible Minerals Initiative (“RMI”), that we believe was reasonably designed to determine whether any of the necessary 3TG that may be contained in the Company’s products originated in the Covered Countries or came from recycled or scrap sources.

We do not directly source minerals from SORs or mines, nor do we have direct knowledge of the country of origin and chain of custody of 3TG in our supply chain. Our supply chain is complex and there are many intermediaries between us and mines from which participants in our supply chain source minerals. As a result, we must rely on our direct vendors and suppliers for information relating to the 3TG in the products we source from them, who in turn often similarly rely on their own vendors and suppliers as they too are often far removed from the actual source of any 3TG.

In conducting the RCOI, Lowe’s solicited information from vendors who supplied products to Lowe’s for which 3TG may be necessary to the functionality or production regarding the inclusion of 3TG in those products, including but not limited to the location or origin of the 3TG. For this process, Lowe’s used the CMRT published by the RMI, formerly the Conflict-Free Sourcing Initiative.

As a result of the RCOI, Lowe’s determined that certain of the necessary 3TG that may be contained in our products may have originated in the Covered Countries. Lowe’s therefore conducted further due diligence on the source and chain of custody of the necessary 3TG that may be contained in our products.

Based on the due diligence described below, Lowe’s believes the facilities used to process the necessary 3TG that may be in our products include 80 different SORs, 66 of which are RMAP Conformant (as defined below). None of the remaining 14 SORs, which are not RMAP Conformant, are located in the Covered Countries.

IV.    Due Diligence

Due Diligence Design

The design of the Company’s due diligence framework conforms to the five steps of the OECD Framework for Risk-Based Due Diligence in the Mineral Supply Chain.

Due Diligence Measures Performed

Step 1 - Establish Strong Company Management Systems. Lowe’s Conflict Minerals Compliance Program is under the leadership of the Senior Vice President, Global Merchandising and the Executive Vice President, Merchandising, to whom the working group provides updates regarding the program results. The compliance program is administered by a dedicated cross-functional working group, which works closely with various internal departments and external vendors to manage the process of supply chain due diligence to fulfill Lowe’s 3TG reporting and disclosure requirements. This working group engages with key stakeholders both internally and externally, conducts training, collects and analyzes data, and evaluates 3TG risks to establish the chain of custody and/or traceability of upstream actors, products and materials in the Lowe’s supply chain.

Lowe’s is committed to sourcing materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries. Lowe’s has adopted a Conflict Minerals Statement and communicated the principles thereof to its vendors and the public. The principles of the Lowe’s Conflict Minerals Statement are included in Lowe’s Vendor Code of Conduct, which applies to all vendors who provide services and goods to Lowe’s or any of its subsidiaries. Education, engagement and oversight regarding these principles and expectations are essential components of our management systems and are overseen by the working group. Accordingly, we expect our vendors to (i) source materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries, (ii) work with us to determine the potential use of 3TG in our supply chain and (iii) conduct the necessary due diligence and provide us with proper verification of the source of materials used in their products. The Vendor Code of Conduct also details how to file a grievance with the Company and is publicly available at the following website:

http://www.lowes.com/cd_vendor+compliance_847971425_

Step 2 - Identify and Assess Conflict Mineral Risk in the Supply Chain. Lowe’s established an internal Conflict Minerals Compliance Program, which included the creation of the Company’s 3TG working group and Conflict Minerals Statement. The working group met with representatives from various departments within Lowe’s, identified product groups for which 3TG may be necessary to the functionality or production, as described above, and mapped the products within these product groups to their respective vendors in the supply chain. Based on interviews with representatives from various departments, the working group evaluated approximately 22,000 private branded products sourced from approximately 850 vendors. These vendors received a notification describing the Company’s Conflict Minerals Compliance Program requirements, conflict mineral training documentation, and a link to the 3TG survey.

Thereafter, using the CMRT, the working group solicited information from those vendors regarding the inclusion of 3TG in the products they supply Lowe’s, including but not limited to, the location or origin of such 3TG. Upon distribution of the CMRT, the working group communicated directly with the vendors to explain the CMRT process and Lowe’s expectations.

Non-responsive suppliers received multiple follow-up emails reminding them of the Company’s initial survey response target date in an effort to encourage completion of the CMRT. The working group worked directly with non-responsive suppliers to identify any issue the suppliers had in completing and returning the CMRT.

The CMRT population included approximately 3,000 products from approximately 163 vendors. Lowe’s received CMRT responses from all vendors surveyed, or 100% of the population of products surveyed.

Step 3 - Design and Implement a Strategy to Respond to Identified Conflict Mineral Risks. The working group evaluated all CMRT responses for accuracy and consistency. Additionally, the working group contacted vendors to address issues with the accuracy of their statements regarding the lack of presence of 3TG in their in-scope products, incomplete data, or non-identification of a SOR. If a SOR was identified, the working group determined whether the SOR was certified as “compliant” or the equivalent by the RMI (referred to as “RMAP Conformant”).

The working group also developed a CMRT training document for vendors to reference in order to provide Lowe’s with confidence of the quality and depth of a vendor’s due diligence in their own supply chain. In 2018, Lowe’s was also an active member in the Retail Industry Leaders Association, a multi-year program helping retailers navigate issues, compliance requirements, and solutions through a combination of educational materials, benchmarking, implementation tools, and key partnerships.

Based on the 3TG risks identified in Step 2, the working group (i) analyzed and evaluated vendor responses against an established list of risk indicators to identify potential risks within the Company’s supply chain, (ii) re-evaluated the Company’s standard operating procedure to identify and act upon such risks, (iii) discussed the findings of our risk assessment with the Executive Vice President, Merchandising, the Executive Vice President, General Counsel and Corporate Secretary and the Chief Compliance Officer and (iv) refined and updated the Company’s strategy to manage such risks. This updated strategy includes implementing operating procedures to identify and act on supply chain 3TG risks by engaging with suppliers to reassess their supply chain or through possible disengagement with suppliers which do not comply with the Company’s Vendor Code of Conduct.

Step 4 - Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain. The standard operating procedure referenced in Step 3 provides for the implementation of steps to conduct audits at identified parts of the supply chain. In connection with our due diligence, the working group compared the identified SORs against the list of RMI certified SORs.
Step 5 - Report on Supply Chain Due Diligence. Lowe’s annually reports the results of its supply chain due diligence by filing this Conflict Minerals Report in accordance with Rule 13p-1 as an exhibit to Form SD.

V.     Independent Private Sector Audit (IPSA) In accordance with guidance issued by the Securities and Exchange Commission on April 29, 2014, Lowe’s is not required to submit, and is not submitting, an audit report of this Conflict Minerals Report prepared by an independent private sector auditor.

VI.     Due Diligence Results Lowe’s encourages all our vendors to use RMAP Conformant SORs. Based on information provided in vendor surveys and our own due diligence efforts, we believe the facilities used to process the necessary 3TG that may be in our products include 80 different SORs. Those SORs and their respective country locations are set forth in Attachment A to this Conflict Minerals Report. Based on review of the RMI SOR database, 66 of these SORs are RMAP Conformant, which accounts for approximately 83% of the 80 SORs. The 14 SORs that are not RMAP Conformant are either new to our supply chain in 2018 or lost their RMAP certification in 2018. Lowe’s intends to continue to encourage those vendors who currently source 3TG from those SORs to transition to RMAP Conformant SORs or request the SORs they use to become RMAP Conformant. None of the 14 SORs are located in the Covered Countries.

Smelters and Refiners Verified as RMI Certified
Tin	53 of 65 (82%)
Tantalum	5 of 5 (100%)
Tungsten	5 of 5 (100%)
Gold	3 of 5 (60%)
Total	66 of 80 (83%)

Based on information provided by vendors and SORs, as well as from the RMI and other sources, we believe the countries of origin of the 3TG in our products include the countries listed in Attachment B. Vendors provided information on ten countries of origin.

VII.    2019 Compliance Activities Lowe’s intends to undertake the following steps during 2019 to improve our due diligence to further mitigate any risk that the necessary 3TG that may be in our products benefit armed groups in the Covered Countries, including:

•
Continue to engage the Company’s supply chain to obtain current, accurate and complete information about the supply chain, implement responsible sourcing and encourage SORs to obtain conflict free certification from an independent third-party auditor;

•	Continue to work with vendors sourcing from non-RMAP Conformant mines in the Covered Countries to alter their supply chain or find new ethically sourcing vendors

•	Continue training internal teams and vendors regarding 3TG and our due diligence process;

•	Work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD guidance; and

•	Continue to monitor SOR improvements, including a review of previously non-RMAP Conformant SORs to determine if they are now RMAP Conformant.

VIII.    Disclosure Regarding Forward-Looking Statements

This Conflict Minerals Report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements include, but are not limited to, statements about Lowe’s expected future vendor due diligence and engagement efforts and development of related processes. Although we believe that the expectations, opinions and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual outcomes may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the outcomes either expressed or implied by these forward-looking statements, including but not limited to: regulatory changes and judicial developments relating to conflict minerals disclosure; changes in our supply chain or products; and industry developments relating to supply chain diligence, disclosure and other practices. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” section included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. All forward-looking statements speak only as of the date of this report. We do not undertake any obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this Conflict Minerals Report.

Attachment A

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	Alpha *	United States
Tin	An Thai Minerals Co., Ltd.	Vietnam
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
Tin	China Tin Group Co., Ltd. *	China
Tin	CV Ayi Jaya *	Indonesia
Tin	CV Gita Persona *	Indonesia
Tin	Cv United Smelting *	Indonesia
Tin	Cv Venus Inti Perkasa *	Indonesia
Tin	Dowa *	Japan
Tin	Em Vinto *	Bolivia
Tin	Fenix Metals *	Poland
Tin	Gejiu Kai Meng Industry and Trade LLC *	China
Tin	Gejiu Nonferrous Alloy Factory	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd. *	China
Tin	Gejiu ZiLi Mining and Metallurgy Co., Ltd.	China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant *	China
Tin	Huichang Jinshunda Tin Co., Ltd. *	China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd. *	China
Tin	Magnu’s Minerais Metais e Ligas Ltda. *	Brazil
Tin	Melt Metais e Ligas S.A. *	Brazil
Tin	Metallic Resources, Inc. *	United States
Tin	Metallo-Chimique N.V. *	Belgium
Tin	Mineração Taboca S.A. *	Brazil
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	Ningbo Hangqiao Copper Industry Co., Ltd.	China
Tin	Ningbo Jintian Copper (group) Co., Ltd.	China
Tin	Operaciones Metalurgical S.A. *	Bolivia
Tin	Parex International Corp.	Taiwan
Tin	PT Aries Kencana Sejahtera *	Indonesia
Tin	PT Artha Cipta Langgeng *	Indonesia
Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
Tin	PT Babel Inti Perkasa *	Indonesia
Tin	PT Bangka Prima Tin *	Indonesia
Tin	PT Bangka Tin Industry *	Indonesia
Tin	PT Belitung Industri Sejahtera *	Indonesia
Tin	PT Bukit Timah *	Indonesia
Tin	PT DS Jaya Abadi *	Indonesia
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	PT Inti Stania Prima *	Indonesia
Tin	PT Kijang Jaya Mandiri *	Indonesia
Tin	PT Lautan Harmonis Sejahtera	Indonesia
Tin	PT Menara Cipta Mulia *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Panca Mega Persada *	Indonesia
Tin	PT Prima Timah Utama *	Indonesia
Tin	PT Refined Bangka Tin *	Indonesia
Tin	PT Sariwiguna Binasentosa *	Indonesia
Tin	PT Stanindo Inti Perkasa *	Indonesia

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Tin	PT Sukses Inti Makmur *	Indonesia
Tin	PT Sumber Jaya Indah *	Indonesia
Tin	PT Timah (Persero) Tbk Kundur *	Indonesia
Tin	PT Tinindo Inter Nusa *	Indonesia
Tin	PT Tommy Utama *	Indonesia
Tin	Rui Da Hung *	Taiwan
Tin	ShenZhen Xuqing Trade Co., Ltd.	China
Tin	Soft Metais Ltda. *	Brazil
Tin	Thaisarco *	Thailand
Tin	White Solder Metalurgia *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd. *	China
Tin	Yunnan Tin Company Limited *	China
Tin	Zhejiang Junlian Copper Co., Ltd.	China
Tin	Zhuzhou Smelter Group Co., Ltd.	China
Tungsten	Chaozhou Xianglu Tungsten Industry Co., Ltd. *	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd. *	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd. *	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd. *	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd. *	China
Tantalum	Conghua Tantalum and Niobium Smeltry *	China
Tantalum	Jiangxi Dinghai Tantalum and Niobium Co., Ltd. *	China
Tantalum	Kemet Blue Metals *	Mexico
Tantalum	Xiamen Tungsten Co., Ltd. *	China
Gold	Guangdong Jinding Gold Limited	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	The Refinery of Shandong Gold Mining Co., Ltd. *	China
Gold	Yunnan Copper Industry Co., Ltd.	China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corp.	China
* Smelter or refiner certified RMAP Conformant by the Responsible Minerals Initiative

Attachment B

Countries of Origin

Bolivia	Mexico
Brazil	Myanmar
China	Peru
Indonesia	Rwanda *
Japan	Thailand

* Mines located within the Covered Countries with 3TG processed by RMAP Conformant SORs

Attachment C

Product Groups

The following product groups include items subject to the due diligence described in the Conflict Minerals Report:

Air Tools and Accessories	Medicine Cabinets and Vanity Mirrors
Bath Faucets	Mini Pendants
Blowers	Mirrors
Ceiling Fans	Miter and Table Saws
Chainsaws	Outdoor Lighting
Chandeliers	Paint Sprayers
Closet Accessories	Patio
Closet Organization	Planters
Compressors DIY and Stationary	Pliers and Wrenches
Corded Drills	Routers and Router Accessories
Cordless Drills and Combo Kits	Screwdrivers
Décor Lamps	Seasonal Outdoor Fashion
Décor Shelving	Shelving
Electric Mowers	Showering Products
Flushmounts	Tool Storage
Garage Organization	Trimmers, Edgers and Augers
Hammers, Prybars and Cold Chisels	Utility Knives
Handsaws	Vanities
Handheld Cutting and Grinding	Vanity Lighting
Hard Surface Tools	Vanity Tops
Kitchen Faucets	Wall Sconces
Landscape Lighting	Welding
Lawn and Garden Tools	Wheelbarrows and Carts
Levels and Squares	Work Supports
Measuring Tools	Year Round Outdoor Fashion and Accessories
Mechanics Tools